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                                                                     Exhibit 23B




The Board of Directors
Ryder System, Inc.:



We acknowledge our awareness of the use of our reports dated April 19, 2001 and July 18, 2001 related to our reviews of interim financial information incorporated by reference into this Registration Statement on Form S-8, for the Ryder System, Inc. Directors Stock Plan.

Pursuant to Rule 436(c) under the Securities Act of 1933, such reports are not considered part of a registration statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of sections 7 and 11 of the Act.

Very truly yours,

/s/ KPMG LLP

Miami, Florida
September 19, 2001